Exhibit 10.9

AMENDED AND RESTATED
BUSINESS COOPERATION AGREEMENT

This Amended and Restated Business Cooperation Agreement is dated as of January 16, 2022, and effective as of December 31, 2021 (the “Effective Date”), by and between Cosmic Inc., a Canadian federal corporation with offices located at PO Box 20112 Bayfield North Barrie, ON L4M 6E9 (the “Executor”) and Rumble Inc., a corporation incorporated under the laws of the Province of Ontario with offices located at 218 Adelaide Street West, Suite 400, Toronto, ON M5H 1W7 (the “Customer”).

The Executor and the Customer may be referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS the Parties entered into a business cooperation agreement dated as of December 1, 2015 (the “Original Agreement”);

AND WHEREAS the Original Agreement was subsequently amended by the Parties through the entering into of annex no. 1 dated as of April 1, 2017 (“Annex No. 1”), annex no. 2 dated as of September 15, 2017 (“Annex No. 2”), and annex no. 3 dated as of November 1, 2017 (“Annex No. 3”);

AND WHEREAS the Original Agreement, as amended by Annex No. 1, Annex No. 2, and Annex No. 3, shall be referred to herein as the “Existing Agreement”;

AND WHEREAS the Parties wish to amend and restate the Existing Agreement for the purposes and on the terms and conditions set forth in this Agreement;

NOW THEREFORE, IN CONSIDERATION of the covenants, agreements and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	INTERPRETATION

As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“Canadian Arbitration Association” means the alternative dispute resolution group called “Canadian Arbitration Association” that provides arbitration services in Canada, with current address at 180 Duncan Mill Road, 4th Floor, Toronto, Ontario, Canada M3B 1Z6.

“Commercial Arbitration Rules” means the commercial arbitration rules of the Canadian Arbitration Association in effect from time to time.

“Cost(s)” means, in respect of any applicable period, all of the costs reasonably incurred by the Executor in performing services for the Customer pursuant to this Agreement for such period, including but not limited to, capital expenditures, employee costs, overhead, lease costs, and supplies, but excluding any salary or other compensatory payments made to any Board member or executive of the Customer or any of their respective affiliates or family members.

“Customer IT Network” means the information network of Customer used to deliver information to its personnel, users and to third parties dealing with its information and includes all computer hardware, all telecommunication systems (together with wiring infrastructure) and all software utilized in relation thereto, including system software, utility software, firmware and all other software whether the same is proprietary, leased or licensed to Customer;

“Intellectual Property” means all means all (a) patents, patent applications, priority patent filings, including any and all divisionals, continuations (in whole or in part), requests for continued examination, reissues, reexaminations, additions, substitution cases, confirmations, registrations, revalidations, revisions, renewals and extensions thereof, (b) trademarks, service marks, domain names, trade dress, logos, trade names and other indicia of origin, including registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) computer software, data, databases and documentation related thereto, (e) trade secrets and confidential business information, and inventions whether patentable or unpatentable and whether or not reduced to practice, know-how, research and development information and copyrightable works, (f) Moral Rights (as defined in Section 10 herein), (g) all other intellectual property or proprietary rights, and (h) copies and tangible embodiments of any of the foregoing.

“Malicious Code” means: (i) any code instructions, data or functions (including but not limited to viruses, worms, Trojan horses, data bombs, or time bombs), the purpose of which is to maliciously cause the said technology to cease operating, or to damage, interrupt, interfere with or hinder the operation of Customer’s IT Network or other computer systems, the system in which it resides, or any other software or data on such system; (ii) any intentionally hidden or embedded elements that would cause the software or other technology to become unstable or disabled upon conditions outside of the knowledge or control of Customer, and the software or other technology does not contain any locks dependent upon either software or hardware which Customer has not been fully apprised of, and where required provided with, any enabling hard or soft key; or (iii) any programming designed to collect information about users, or to store or transmit information, whether Confidential Information or not, about Customer to Executor or a third party, other than programming whose data collection, storage or transmission functionality, as the case may be, has been disclosed to Customer.

“Personal Information” means any information about an identifiable individual but does not include business contact information (such as, an individual’s name, title, business address, business phone and fax number) when such information is collected, used or disclosed for the purpose of contacting such individual in their capacity as a director, officer, employee or other representative of an organization.

“Representative(s)” means collectively employees, agents, independent contractors, software vendors, custom developers or consultants retained by or under the direction of a Party in connection with this Agreement.

2.	SUBJECT OF THE AGREEMENT

This Agreement governs the long-term business cooperation between the Parties, which includes providing/performing social media, content editorial, and business process outsourcing services/work by the Executor for the needs of the Customer, for which the Customer has agreed to pay compensation to the Executor as determined in accordance with Section 4 of this Agreement.

3.	OBLIGATIONS OF THE AGREED PARTIES

Obligations of the Executor:

Pursuant to the terms of this Agreement, the Executor shall:

●	Promptly perform and provide social media, content editorial, and BPO services according to the needs of the Customer;

●	Perform and provide all such social media, content editorial and BPO services with the attention of a good tradesman and in accordance with the interests of the Customer;

●	Promptly inform the Customer of delivery and payment terms, including promptly providing the Customer with the Invoices required by Section 4 below; and

●	Perform other business activities as determined by the mutual agreement of the Parties pursuant to this Agreement.

Obligation of the Customer:

Pursuant to the terms of this Agreement, the Customer shall:

●	Designate the services and work expected from the Executor;

●	Promptly deliver any documentation and information necessary for the execution of the services and work provided under this Agreement;

●	Fulfill its payment obligations pursuant to Section 4 of this Agreement; and

●	Promptly inform the Executor of any potential delays of meeting its payment obligations herein.

The Parties agree that all of the business decisions regarding this long-term business cooperation shall be mutually agreed to by the Parties in writing.

4.	FEE & PAYMENT TERMS

The Executor shall provide the Customer with monthly invoices (each an “Estimated Invoice”) representing the Executor’s best estimate of fees for all services and work performed by the Executor that were completed in the month immediately prior to the applicable Estimated Invoice (“Invoice Period”). Each Estimated Invoice shall be issued on a Cost plus 10% basis.

Two months following the receipt by the Customer of each applicable Estimated Invoice, the Executor shall provide a final invoice (“Final Invoice”) representing the actual fees for all services and work performed by the Executor during the Invoice Period, less all amounts paid towards the applicable Estimated Invoice. In the event that the Final Invoice reflects any overpayments made by the Customer to the Executor, the Executor shall credit the Customer for such amounts.

All invoices shall provide a detailed description of the services provided, including any and all Costs incurred by the Executor which are exclusively attributable to the Customer rather than of a nonexclusive and general nature, during the applicable period to which such invoice relates. Notwithstanding the foregoing, details of Executor personnel providing services to the Customer shall not be detailed in invoices but rather provided by the Executor to the Customer by way of a spreadsheet from time to time.

All invoices are subject to HST.

The Executor shall invoice the Customer in United States Dollars and all invoices shall be payable by the Customer in United States Dollars notwithstanding that Costs may have been incurred by the Customer or may be chargeable by the Executor in Serbian Dinars, Macedonian Denars, and/or Canadian Dollars. The Executor shall convert all Costs into United States Dollars for the purposes of invoices on the last day of the particular month that is the subject of the invoice, based upon the average conversion rate available to the Executor at the Executor’s bank during that month, or alternatively upon mutual agreement of the Parties, on the actual date of the invoice.

Each invoice shall be paid by the Customer within thirty (30) days of its receipt, provided, that, to the extent Customer disputes any such amounts, the Parties shall work in good faith to resolve any such dispute. In addition to any other remedies available at law or equity, a monthly 1% late fee shall apply to any unpaid amounts to the extent not disputed with respect to an applicable invoice and shall continue to accrue until all amounts owing in respect of such invoice are paid in full.

All Costs reasonably incurred by the Executor that do not exclusively relate to the provision of services to the Customer, including but not limited to, general overhead, lease costs, costs of employees that are not exclusively dedicated to performing services for the Customer, will be allocated to the Customer on a pro-rata basis based on the relative number of the Executor’s employees dedicated to the Customer compared to the total number of employees dedicated to servicing the other clients that the Executor provides services to from time to time.

Executor personnel dedicated to providing services exclusively to the Customer and such personnel’s related rates payable by the Customer, shall be itemized in writing by the Executor and subject to mutual approval of the Parties. Upon the Customer’s prior written consent, members may be brought on or removed from the Executor’s team to provide services to the Customer, and the rates payable, as well as all other information reasonably required by the Parties with respect to personnel shall be mutually agreed to in writing by the Parties, acting in good faith.

5.	TERM AND TERMINATION

This Agreement shall commence on the Effective Date and continue in full force and effect for an initial period of twenty-four (24) months thereafter (the “Initial Term”), subject to automatic renewals for subsequent twelve (12) month periods thereafter (each, a “Renewal Term”)unless, at least six (6) months prior to the expiration of the Initial Term or any Renewal Term, either Party provides written notice the other Party of its intention not to renew the term of this Agreement.

Either Party may terminate this agreement with written notice to the other Party upon the occurrence of any of the following events:

a)	Either Party becomes bankrupt or insolvent, or takes action to become a voluntary bankrupt, makes an assignment for the benefit of its creditors or proposes to its creditors a reorganization, arrangement, composition or readjustment of its debts or obligations or other-wise proposes to take advantage of or shelter under any law for the protection of debtors; or

b)	If the other Party materially breaches any material obligation of this Agreement and the breaching Party fails to cure the breach within ninety (90) days of being notified of the breach in writing by the other Party, subject to any reasonable extension at the non-breaching Party’s discretion to the extent the breaching Party is working diligently to cure such breach. Notwithstanding the foregoing, either Party may terminate this Agreement for failure to make any payments payable to the other Party pursuant to the terms of this Agreement if such failure is not cured within ten (10) days of being notified in writing of such failure by the other Party..

6.	BUSINESS SECRET AND NON-DEFAMATION

The Executor shall not, during the term of this Agreement or thereafter, directly or indirectly, in public or private, in any manner or in any medium whatsoever; a) deprecate, impugn or otherwise make any comments, writings, remarks or other expressions that would, or could be construed to, defame the Customer, nor shall the Executor assist any other person, firm or company in so doing; or b) communicate to any media, press, journalist, or other person about the Customer or the Customer’s business or business operations, regardless of whether or not such communication would include or be comprised of Confidential Information (as hereafter defined) unless required by law and in such event, the Executor shall provide no less than ten (10) business days’ written notice to the Customer of same. The purpose of this provision is to maintain the Customer’s absolute privacy to fullest extent of the law and the Executor acknowledges same.

7.	CONFIDENTIAL INFORMATION

7.1 “Confidential Information” means any materials and information provided by or on behalf of, or created, developed or invented by the Executor for or on behalf of, the Customer, whether or not reduced to writing or whether or not patentable or protectable by copyright which the Executor receives or has access to, or has conceived or may conceive of, or has developed in whole or in part, directly or indirectly, in connection with the Executor’s work on behalf of the Customer, or otherwise through the use of any of the Customer’s software, platform, facilities or resources, including:

(i)	business information or trade secrets furnished by or on behalf of the Customer to the Executor, or created, developed or invented by the Executor for or on behalf of the Customer, with respect to the Customer’s business and/or operations whether in oral, written, graphic or machine-readable form, and all copies or reproductions thereof;

(ii)	such information as a director, officer or employee of the Customer may from time to time designate as being included in the expression “Confidential Information”;

(iii)	information regarding production, editing, vetting, publishing, processing or clearing any video content or other material for use with the Customer’s business, including but not limited to Rumble.com marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, publishing/and or editorial policies, content moderation policies and techniques, quoting procedures, financial information, customer, prospect, and/or creator names and requirements, consultant, customer, client, creator, supplier and distributor data and other materials or information relating to the Customer’s business and activities and the manner in which the Customer does business;

(iv)	information regarding any video content creation rights or licenses or publishing rights or licenses which the Customer may own, have option to acquire an interest in or may be considering acquiring an interest in;

(v)	any other materials or information related to the business or activities of the Customer which are not generally known to others engaged in similar businesses or activities;

(vi)	all ideas which are derived from or related to Executor’s access to or knowledge of any of the above enumerate materials and information;

(vii)	all computer programs including algorithms, specifications, flow charts, listings and object codes either owned by the Customer or to which the Customer has access and wishes to keep confidential;

(viii)	all information relating to computer programs now existing or currently under development;

(ix)	customer/creator lists and records, including Personal Information;

(x)	Intellectual Property owned by the Customer, provided by the Customer to Executor or created, developed or invented by Executor for or on behalf of the Company; and

(xi)	all other information a reasonable person would deem to be confidential or sensitive information.

7.2 Executor acknowledges that the foregoing is intended to be illustrative only, and that other Confidential Information may currently exist or arise in the future and that the failure to mark any of the Confidential Information as confidential, proprietary or “Confidential Information” shall not affect its status as part of the Confidential Information under the terms of this Agreement.

7.3 The Parties acknowledge and agree that the relationship between them is one of mutual trust and reliance. The Executor acknowledges that, in and as a result of the Executor’s services on behalf of the Customer, the Customer shall have access to, make use of, acquire or add to information and knowledge, including the Confidential Information, relating to all aspects of the business of Customer which are confidential to and the exclusive property of the Customer, the disclosure of any of which to the Customer’s competitors, customers, the general public, or otherwise, will be highly detrimental to the commercial interests of the Customer.

7.4 The Executor acknowledges that the Customer’s business interests cannot be properly protected from adverse consequences of the actions of the Executor other than by the restrictions set forth in this Agreement.

7.5 The Executor shall not, except with the prior written consent of the Customer, at any time during or following the term of the Executor’s relationship with the Customer, directly or indirectly deal with, exploit, disclose, divulge, reveal, report, publish, transfer or use for any purpose any of the information, including the Confidential Information, which has been obtained or disclosed to the Executor as a result of the Executor’s relationship with the Customer to any person or entity, unless required by law and in such event, the Executor shall provide no less than ten (10) business days’ written notice to the Customer of same. Executor shall only be permitted to use the Confidential Information in furtherance of the services provided hereunder. Disclosure or use of the Confidential Information by the Executor in breach of this Agreement shall be deemed to cause the Customer irreparable harm for which damages are not an adequate remedy.

7.6 The Executor agrees to use commercially reasonable means, not less than the means it uses to protect its own proprietary information, to safeguard the Confidential Information. The Executor shall not at any time copy, duplicate, record or otherwise reproduce or transcribe the Confidential Information nor any part thereof without the Customer’s prior written consent.

7.7 In addition to its other obligations hereunder, Executor covenants and agrees:

(i) to only collect, use or disclose Personal Information for purposes that a reasonable person would consider are appropriate in the circumstances and to conduct its activities with respect to Personal Information in accordance with law;

(ii) where Personal Information is disclosed by or on behalf of Customer to Executor, to: (A) use and disclose such Personal Information only for those purposes authorized by Customer, (B) at the request and option of Customer return or cause to be returned, or destroy or cause to be destroyed, such Personal Information; (C) promptly advise Customer of any request by an individual to access, correct or otherwise challenge the accuracy of such Personal Information, or any other communication received by Executor in respect of such Personal Information, including, without limitation, any withdrawal or variation of consent by an individual, and to work, in a timely manner, with Customer to respond to such requests (which response shall be first approved by Customer), including without limitation, by providing access to, correcting, and ceasing to use, or disclose, such Personal Information as requested by such individual; (D) use all reasonable efforts to protect and safeguard such Personal Information including, without limitation, to protect such Personal Information from loss or theft, or unauthorized access disclosure, copying, use, modification, disposal or destruction and promptly advise Customer should any such loss, theft or unauthorized activity occur; and (E) only disclose such Personal Information to a third party with the prior written consent of Customer; and (F) only use, disclose, process, store or enable access to such Personal Information in the Province of Ontario, Canada or such other jurisdictions as Customer may approve in writing from time to time; and

(iii) where Personal Information is disclosed by Executor to Customer, to only provide Personal Information to Customer where Executor has the legal right to do so, having complied with its own privacy policies and all applicable law.

8.	CONFIDENTIALITY PROVISIONS FOR EXECUTOR’S REPRESENTATIVES

The Executor shall be responsible for any use or disclosure of the Customer’s Confidential Information by any of its Representatives. The Executor will not show or otherwise disclose Confidential Information to its Representatives unless;

a)	such persons need to know such Confidential Information for the purposes of fulfilling the Executor’s obligations under the Agreement, without the prior written consent of the Customer; and

b)	each such employee, independent contractor, or consultant executes a valid and binding confidentiality and invention assignment agreement sufficient for the Executor to fulfil its obligations under this agreement, and the Executor has furnished an executed copy of such executed agreement to the Customer prior to any such employee, independent contractor, or consultant having access to any Confidential Information of the Customer or services being performed by that person in relation to the Customer and the Executor’s services on behalf of the Customer.

9.	NON-SOLICITATION

During the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, Executor agrees that it shall not directly or indirectly hire, solicit, induce, recruit, encourage or otherwise endeavor to cause or attempt to cause any employee of Customer to terminate their relationship with Customer; provided, that, the foregoing shall not be violated by (i) general advertising not targeted at any such employees (including through use of any bona fide recruiting or employment agency not directed to target such employees), or (ii) the hiring of any such employees who have terminated their employment with such Party at least 180 days prior to the date of hire by the other Party.

10.	INTELLECTUAL PROPERTY RIGHTS

The Executor agrees that all right, title and interest, including, without limitation, all Intellectual Property rights, in and to any content, deliverables, developments, inventions, work product, materials, data, or information, including all computer programs (in source code or object code) and documentation related thereto, which have been or will be provided by or on behalf of the Customer to the Executor or any of its Representatives, or created, developed or invented by Executor or any of its Representatives for or on behalf of the Customer or in connection with or arising out of any services provided to the Customer under this Agreement (including any code developed for the Customer’s platform, mobile application and other software) (collectively, “Customer IP”) are owned and shall continue to be owned by the Customer.

The Executor hereby irrevocably conveys, transfers, and assigns, and upon creation of each element thereof automatically conveys, transfers and assigns, to the Customer all of the Executor’s (including its Representatives’) rights, title, and interest in and to any and all Customer IP. This assignment includes, without limitation, any and all rights to secure any patent, trade-mark, copyright, industrial design or other registrations (including without limitation, any renewals or extensions thereto) with respect of the Customer IP, in Canada, the United States and elsewhere.

If any Customer IP cannot be assigned, the Executor hereby grants to the Customer an exclusive, assignable, transferable, irrevocable, perpetual, non-terminable, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display, digitally perform and display and otherwise exploit such Customer IP in any media or manner whatsoever, whether now known or hereafter known. Except in connection with any services provided to the Customer, the Executor agrees not to (i) modify, adapt, alter, translate, or create derivative works from any Intellectual Property created in connection with, or arising out of, any services provided to the Customer under this Agreement or (ii) merge any such Intellectual Property with other Intellectual Property of the Customer or the Executor.

To the extent moral rights and other rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executor hereby irrevocably waives, and shall cause its Representatives to unconditionally and irrevocably waive, such Moral Rights and consents to any action of the Customer that would violate such Moral Rights in the absence of such consent.

Executor shall, upon Customer’s request, obtain from each and every one of its Representatives any agreement or assignment required to confirm ownership rights in the Customer IP in favour of Customer, the licenses granted herein and the waiver of all moral rights therein.

To the extent Executor or its Representatives incorporate into any Customer IP any pre-existing intellectual property owned by Executor or its Representatives or in which Executor or its Representatives has an interest, Customer is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, sell, license (at any level) and in any other way exploit such pre-existing intellectual property as part of or in connection with such Customer IP, without obligation to account to, or obtain consent from, Executor or its Representatives.

11.	CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS

The Executor hereby represents, warrants, and covenants to the Customer as follows:

a)	the Executor and its Representatives possess the necessary skill and expertise to provide the services under this Agreement and shall provide such services in a professional manner in accordance with applicable law and industry standards including best practices with respect to content moderation;

b)	the Executor employs qualified personnel and has implemented, and shall maintain, industry standard supervisory and quality control measures;

c)	the Executor is the exclusive author, owner or rights holder, as applicable, of all Intellectual Property relating to the services being provided under this Agreement;

d)	the Executor has unencumbered and uncontested title to Customer IP, including by obtaining valid assignments of Intellectual Property rights from all of its Representatives, and has valid rights to convey to Customer all right, title and interest in and to such Customer IP in accordance with this Agreement;

e)	to the knowledge of the Executor, no portion of: (i) any work product produced by the Executor in the course of providing services to the Customer under this agreement; (ii) Customer IP; or (iii) any technology or software which Executor uses to perform its services that comes into contact with the Customer IT Network; contains, or will contain, any material defects, Malicious Code, security vulnerabilities, or protection features designed to prevent, or otherwise impair its use by Customer or any other person;

f)	to the knowledge of the Executor, the services and Customer IP provided by the Executor do not, and shall not, infringe, induce the infringement of, or otherwise misuse, misappropriate, breach or violate any Intellectual Property rights or other rights of any third party;

g)	the Customer IP provided by the Executor does not contain any Intellectual Property of any third party, including open-source Intellectual Property, except as otherwise expressly approved by Customer in writing;

h)	all services and Customer IP will be provided and delivered in accordance with the terms of this Agreement and in compliance in all material respects with applicable law, including, without limitation, all applicable privacy laws and industry standards relating to data security;

i)	all services and Customer IP will be provided and delivered in compliance in all material respects with any service level agreements provided from time to time by Customer addressing, among other things, compliance with the Customer’s content policies, acceptable content criteria, training material, review and escalation procedures and target turnaround times;

j)	the Executor shall use all commercially reasonable efforts to safeguard the Customer’s data (including the data of its end users and content creators) and Customer IT Network by maintaining technical, organizational and physical measures appropriate to the degree of sensitivity of such data, including by implementing industry standard disaster recovery and business continuity plans; and

k)	the Executor shall report and provide reasonable and prompt assistance to the Customer in response to any data breaches, including with respect to the invocation of Customer’s disaster recovery and business continuity plan.

12.	RIGHT TO AUDIT

During the term of this Agreement and for a period of one (1) year thereafter, the Customer shall have the right to conduct, from time to time, at its sole expense, audits of the Executor in respect of this Agreement for the purpose of determining whether the Executor has complied, and is complying, with the terms of this Agreement. The timing of each such audit shall be determined by the Customer, acting reasonably. Prior to accessing any of the Executor’s premises or facilities, Customer agrees to provide reasonable notice of such audit to the Executor so as to disrupt, to the least extent possible, the Executor’s business operations and agrees that its Representatives will comply with all reasonable security and confidentiality policies of Executor.

13.	INDEMNIFICATION

The Customer agrees to defend, indemnify, and hold harmless the Executor, its officers, directors, employees, agents, and/or affiliates harmless from and against any and all losses, damages, liabilities, costs, fines, charges, disbursements, claims (including third-party claims), demands and expenses (including reasonable legal fees and costs) (collectively, “Losses”) arising out of or in connection with:

a)	The Customer’s material breach of any of its representations, warranties, or covenants contained herein; and

b)	Any other Losses otherwise arising out of the performance by the Executor for, or the relationship of the Executor with, the Customer, except to the extent arising out any material breach of the Executor of any terms of this Agreement.

The Executor agrees to defend, indemnify, and hold harmless the Customer, its officers, directors, employees, agents, and/or affiliates harmless from and against any and all Losses arising out of or in connection with the Executor’s material breach of any of its representations, warranties, or covenants contained herein. The Executor’s obligation to indemnify the Customer shall be limited, in the aggregate, to the amount of fees received by the Executor from the Customer in the twelve (12) months immediately prior to the event giving rise to the indemnification.

In no event shall any Party have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, except in each case, where such damages were caused by or resulted from, fraud or willful misconduct or a Party’s breach of Sections 6 or 7.

14.	INJUNCTIVE RELIEF

The Executor acknowledges that the Customer will be irreparably harmed if the obligations under this Agreement are not specifically enforced and the Customer would not have an adequate remedy at law in the event of an actual or threatened violation by the Executor of its obligations. Therefore, the Executor agrees that the Customer shall be entitled to an injunction or any appropriate decree of specific performance for any actual or threatened violation or breach of this Agreement by the Executor and/or by any of its Representatives, without the necessity of the Customer showing actual loss or damages.

15.	FORCE MAJEURE

No party shall have any liability or responsibility for any interruption, delay or other failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of a Force Majeure, provided that such party shall have exercised commercially reasonable efforts to minimize the effect of a Force Majeure on its obligations. In the event of an occurrence of a Force Majeure, the party whose performance is affected thereby shall give notice (orally and in writing) of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such party shall resume the performance of such obligations as soon as reasonably practicable upon the cessation of such Force Majeure and its effects. For the purposes of this Agreement, “Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any person acting on its behalf), including acts of God, storms, floods, riots, fires, earthquakes, sabotage, civil commotion or civil unrest, interference by civil or military authorities, riots, insurrections or other hostilities, embargo, fuel or energy shortage, acts of governmental authorities (including bank closings, seizures and other actions), acts of war (declared or undeclared) or armed hostilities or other national or international calamity, pandemics and other regional or national health emergencies or one or more acts of terrorism or failure or interruption of networks or energy sources.

16.	SURVIVAL

For greater certainty, the following Sections of this Agreement shall survive the termination or expiry of this Agreement: Sections 4, 6, 7, 8, 9, 10, 11, 12, 13, 14, 17, 18, 19 and 21as those Sections, by their nature, are intended to survive the termination or expiry of this Agreement.

17.	APPLICABLE LAW AND VENUE

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without giving effect to its conflict of laws rules. Any dispute arising out of this agreement shall be subject to binding arbitration governed by the Commercial Arbitration Rules of the Canadian Arbitration Association. The venue of the arbitration shall be Toronto. The arbitration charges will be split equally between the Executor and the Customer. The award rendered by the arbitrator(s) shall be final and binding upon the Parties.

18.	ASSIGNMENT

This Agreement shall not be assigned by either Party without first obtaining the prior written consent of the other Party; provided, that, without any such consent, Customer may assign its rights and obligations under this Agreement to any of its affiliates, in connection with a merger or other acquisition of the Customer or to any entity that acquires all or substantially all of the Customer’s assets related to the subject matter of this Agreement.

19.	AMENDMENT

This Agreement may be modified or amended if the amendment is made in writing and signed by the Parties.

20.	COUNTERPARTS

This Agreement may be executed in several counterparts and by original or facsimile or other electronic signature, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same instrument.

21.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understandings, oral and written, between the Parties hereto and with respect to the subject matter hereof, and may not be altered, amended or changed in any manner without the express written agreement of each Party.

[SIGNATURE PAGE FOLLOWS]

Executor:		Customer:
Cosmic Inc.		Rumble Inc.

By:	/s/ Matt Hamilton	By: :	/s/ Brandon Alexandroff
Authorized Officer		Authorized Officer
Name:	Matt Hamilton	Name:	Brandon Alexandroff
Designation:	CFO	Designation:	CFO
Date Signed:	January 16, 2022	Date Signed:	January 16, 2022

[A&R Business Cooperation Agreement - Cosmic Inc. and Rumble Inc. Signature Page]